January 25, 2005

Financial Contact:
J. Bradley Scovill
Senior Executive Vice President and Chief Financial Officer
Phone: 717-581-6030

Media Contact:
Joe Patterson
Vice President and Director of Corporate Communications
Phone: 717-735-5651

FOR IMMEDIATE RELEASE

Sterling Financial Announces Record Earnings

LANCASTER, PA — Sterling Financial Corporation (SLFI) announced record earnings for the quarter and year ending Dec. 31, 2004.

J. Roger Moyer, president and chief executive officer of Sterling Financial Corporation, commenting on 2004’s results, stated, “2004 has been an outstanding year for Sterling Financial Corporation, as we produced another year of record earnings. We continued to diversify our financial services product offerings while expanding our banking activities. The results of our newest fee based affiliates, including StoudtAdvisors, Church Capital Management and Bainbridge Securities were significant contributors to our 16 percent increase in fee income. Net interest income also increased 13 percent, as our specialty and commercial lenders generated strong volume growth as well.”

Moyer added, “Our team of over 1,000 employees should be complimented for their efforts in 2004. In addition to completing the acquisitions of StoudtAdvisors and Pennsylvania State Bank and entering into the New Castle, Del., market, they were able to dedicate substantial resources on documenting our compliance with Section 404 of Sarbanes-Oxley. Despite these dynamic factors, we were able to improve on our positive earnings momentum. 2004 has been a rewarding year for Sterling’s shareholders and employees, and we look forward to continued success in 2005.”

Results of Operations

Quarter Ending Dec. 31, 2004

Sterling’s net income was $8.984 million for the quarter ended Dec. 31, 2004, an increase of $991,000, or 12.4 percent from the fourth quarter of 2003. Diluted earnings per share totaled $0.40 for the fourth quarter 2004 versus $0.37 for the same period in 2003, an increase of 8.1 percent. Return on average realized equity for the fourth quarter of 2004 was 14.82 percent, compared to 15.59 percent in 2003.

— more —

Sterling Financial Corporation Earnings (continued)

During the fourth quarter of 2004, Sterling has continued its trend of improving net interest income, from $22.167 million for the fourth quarter of 2003 to $26.173 million in 2004, an 18.1 percent increase. Pennsylvania State Bank, acquired by Sterling on Dec. 3, 2004, contributed $624 thousand of the increase in net interest income. The remainder of the improvement was the result of continued growth in interest earning assets particularly higher yielding loans, including commercial loans and finance receivables. Favorable influences in the funding mix have also contributed to higher levels of net interest income, as growth of certificate of deposit balances were outpaced by increased average balances in non-interest bearing deposits and money market accounts. The favorable mix in interest earning assets and interest bearing liabilities resulted in improvement in net interest margin, from 4.71 percent for the quarter ending Dec. 31, 2003 to 4.83 percent in 2004.

The provision for loan losses was $779,000 for the quarter ended Dec. 31, 2004, compared to $881,000 in 2003. Overall, the decrease in the provision for loan losses reflects improvements in asset quality ratios, and in local and national economic conditions.

Non-interest income, excluding securities gains, was $15.715 million for the quarter ended Dec. 31, 2004, a 14.8 percent increase over $13.686 million earned in 2003, despite a decline in mortgage banking income and rental income on operating leases of $1.125 million. As anticipated, the result of Sterling’s recent broadening of financial services offered to its customers has resulted in higher fee-based revenues in 2004 compared to 2003. As a result of the acquisition of Church Capital Management LLC, a registered investment advisor, trust and investment management fees increased from $2.082 million for the quarter ended Dec. 31, 2003 to $2.471 million for the quarter ended Dec. 31, 2004. Bainbridge Securities, Inc. (a NASD registered broker dealer) also acquired by Sterling in October 2003, allowed Sterling to grow its brokerage fees and commissions from $555,000 for the quarter ended Dec. 31, 2003, to $864,000 in 2004. StoudtAdvisors (an employee benefits agency and consulting firm) acquired at the end of May 2004, produced significant growth in insurance commissions and fees, which were $1.846 million for the quarter ended Dec. 31, 2004, compared to $62,000 in 2003. As a result of the broadening of financial services offered to customers, Sterling increased its non-interest income as a percent of total net interest income and non-interest income from 27.2 percent for the quarter ended Dec. 31, 2003, to 28.4 percent in 2004.

Non-interest expenses were $28.821 million for the quarter ended Dec. 31, 2004, compared to $24.140 million in 2003, a 19.3 percent increase. A primary reason for the increase in noninterest expenses is the result of the new and enhanced financial services products being offered to Sterling’s customers, including brokerage services, registered investment advisor consultation and employee benefits brokerage and consulting. The business segments providing these services had total non-interest expenses of $4.631 million for the quarter ending Dec. 31, 2004, compared to $2.055 million in 2003. In addition, non-interest expense growth can also be attributed to the growth in our banking franchises, which included the expansion of our market territory into new geographic regions, including Berks, Cumberland and Dauphin Counties, Pennsylvania, Carroll County, Maryland, and New Castle, Delaware. As a result of new markets served and new products offered, increases were noted in virtually every noninterest expense category.

As a result of Sterling’s investment in new market territories and its impact on expenses, combined with the acquisition of non-bank affiliates that generally carry higher expense to revenue ratios than the bank affiliates, Sterling’s efficiency ratio has slipped from 58.4 percent for the quarter ended Dec. 31, 2003, to 61.4 percent for the same quarter in 2004.

— more —

Sterling Financial Corporation Earnings (continued)

Twelve Months Ended Dec. 31, 2004

Sterling’s net income was $33.329 million for the year ended Dec. 31, 2004, an increase of $4.270 million, or 14.7 percent, over the same period in 2003. Diluted earnings per share totaled $1.51 for the year ended Dec. 31, 2004, versus $1.35 in 2003, an increase of 11.9 percent. Return on average realized equity for 2004 was 15.00 percent, compared to 15.10 percent in 2003.

On a year-to-date basis, similar trends were noted as in the quarter-to-date results. As a result of the favorable mix in interest earning assets and liabilities, Sterling was able to increase its net interest income from $85.918 million in 2003, to $97.417 million in 2004. Sterling’s net interest margin was 4.78 percent for the 12 months ended Dec. 31, 2004, compared to 4.65 percent in 2003.

The acquisition of Church Capital, Bainbridge Securities and StoudtAdvisors favorably impacted non-interest income. For the 12 months ended Dec. 31, 2004, total non-interest income, excluding securities gains was $57.225 million, an $8.015 million, or 16.3 percent, increase over 2003. The revenue generated from the new services provided more than offset the declines noted in mortgage banking income and rental income on operating leases.

Securities gains for the 12 months ended Dec. 31, 2004, were $2.071 million, a $1.560 million increase over 2003, and is the direct result of the investment strategies of exiting insurance industry positions that resulted from their demutualization, and gains that were taken upon the liquidation of certain bank stocks given favorable market conditions. The proceeds of the sale of these securities were used to capitalize Delaware Sterling Bank & Trust Company, a separately chartered bank that commenced operations on Jan. 3, 2005.

Non-interest expenses for the year of 2004 were $107.086 million, an increase of $14.518 million, or 15.7 percent, over 2003. The increase in non-interest expenses is consistent with the growth that Sterling has experienced, including organic growth within the markets served, expansion of geographic markets, and a wider array of financial services products provided to customers, including brokerage services, registered investment advisor consultation and employee benefits brokerage and consulting. Intangible asset amortization was $1.650 million for the 12 months ended Dec. 31, 2004, compared to $236,000 in 2003, a direct result of the identifiable intangible assets that resulted from the acquisitions of Church Capital Management, StoudtAdvisors and Pennsylvania State Bank.

Sterling’s efficiency ratio has slipped, from 59.2 percent for the 12 months ended Dec. 31, 2003, to 61.3 percent in 2004. The slippage in the efficiency ratio is principally the result of the non-cash intangible asset amortization charges, which negatively impacted the 2004 efficiency ratio by 1.2 percent, and the result of Sterling’s investment in new market territories and its impact on non-interest expense.

— more —

Sterling Financial Corporation Earnings (continued)

Financial Position

On Dec. 3, 2004, Sterling consummated its acquisition of Pennsylvania State Bank. Pennsylvania State Bank’s condensed balance sheet on the date of acquisition was as follows:

Securities Loans Total assets Deposits Borrowings	$33 million 154 million 201 million 156 million 28 million

As of Dec. 31, 2004, total assets were $2.740 billion. Excluding the $201 million obtained from Pennsylvania State Bank, total assets represent an 8.3 percent increase over the Dec. 31, 2003, total assets of $2.344 billion.

The largest increase in assets was in net loans outstanding, which totaled $1.888 billion at Dec. 31, 2004, a 27.5 percent increase over the Dec. 31, 2003, balance of $1.481 billion. In addition to the loans obtained from Pennsylvania State Bank, Sterling experienced strong loan growth that has resulted from an improving local and national economy, particularly in the commercial and finance receivable portfolios. Sterling’s emerging markets, including Berks and Lebanon counties, Pa., Carroll County, Md., and New Castle County, Del., have complimented the growth experienced in existing markets.

Sterling has utilized several funding sources to grow its loan portfolio, including internal sources, such as retained earnings and deposit growth, maturing investment securities, reallocation of short-term investments and federal funds sold, and federal funds purchased from downstream correspondent banks. Deposits were $2.015 billion at Dec. 31, 2004, a $237 million increase, or 13.3 percent, from Dec. 31, 2003. Pennsylvania State Bank’s deposits of $156 million at Dec. 31, 2004 contributed to the increase.

Additional funding sources included short-term borrowings, long-term debt, and subordinated notes payable (trust-preferred securities). In addition to the $28.214 million in borrowings that existed on Pennsylvania State Bank’s balance sheet, these external-funding sources increased $79.417 million from Dec. 31, 2003, to Dec. 31, 2004. Sterling issued $15 million of trust- preferred securities in conjunction with the Pennsylvania State Bank transaction.

Asset quality has remained strong, with the allowance for loan losses to non-performing loans coverage ratio improving from 315 percent at Dec. 31, 2003, to 434 percent at Dec. 31, 2004, with non-performing loans to total loans now standing at 0.23 percent.

— more —

Sterling Financial Corporation Earnings (continued)

Non-GAAP Presentations

This press release refers to the efficiency ratio and non-interest income as a percent of net interest income and non-interest income that are non-GAAP financial measures that we believe provides readers with important information regarding Sterling’s results of operations. Comparison of Sterling’s efficiency ratio and non-interest income as a percent of net interest income and non-interest income with other companies’ may not be appropriate, as they may calculate their ratios in a different manner.

Sterling’s calculation of the efficiency ratio is computed by dividing noninterest expenses, less depreciation on operating leases, by the sum of tax equivalent net interest income and non-interest income, less depreciation on operating leases. Sterling nets the depreciation on operating leases against related income, as it is consistent with utilizing net interest income presentation for comparable capital leases, which nets interest expense against interest income. The efficiency ratio excludes unusual items, including gains on securities activities, interest collected on charged-off loans, etc.

To be consistent with the efficiency ratio presentation, depreciation on operating leases has been netted against non-interest income in the discussion of non-interest income as a percent of net interest income and non-interest income ratio.

Sterling, in referring to its net income, is referring to income determined in conformity with U. S. generally accepted accounting principles (GAAP).

About Sterling

Sterling Financial Corporation is a family of financial services organizations that operates 63 banking locations in south central Pennsylvania, northern Maryland, and northern Delaware, through its affiliate banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, Pennsylvania State Bank, First National Bank of North East, Delaware Sterling Bank & Trust Company, Bank of Lebanon County, and PennSterling Bank. In addition to banking, Sterling’s affiliates include Town and Country Leasing, LLC, Lancaster Insurance Group, LLC, Equipment Finance LLC (a specialty commercial finance company), Sterling Financial Settlement Services LLC, Sterling Financial Trust Company and Church Capital Management LLC (a Registered Investment Advisor), with combined assets under management of $1.7 billion, Bainbridge Securities, Inc. (a securities broker/dealer) and StoudtAdvisors (an employee benefits consulting and brokerage firm). For addition information about Sterling Financial Corporation, visit www.sterlingfi.com.

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger-related synergies not being achieved timely or not being achieved at all, the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

STERLING FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
(Dollars in thousands)	2004	2003
Assets
Cash and due from banks	$67,708	$64,996
Federal funds sold	15,147	19,102

Cash and cash equivalents	82,855	84,098
Interest-bearing deposits in banks	6,542	4,102
Short-term investments	5,813	11,275
Mortgage loans held for sale	4,345	11,520
Securities held-to-maturity	34,152	35,956
Securities available-for-sale	467,519	540,049
Loans, net of allowance for loan losses (2004 - $18,891; 2003 - $14,656)	1,888,380	1,481,369
Premises and equipment, net	43,465	38,720
Assets held for operating lease, net	58,475	57,891
Other real estate owned	80	520
Goodwill	72,955	30,490
Intangible assets	14,268	5,083
Mortgage servicing rights	2,697	2,908
Accrued interest receivable	11,407	11,236
Other assets	47,221	28,300

Total assets	$2,740,174	$2,343,517

Liabilities
Deposits:
Noninterest-bearing	$303,722	$249,929
Interest-bearing	1,711,672	1,528,468

Total deposits	2,015,394	1,778,397

Short-term borrowings	98,768	43,878
Long-term debt	233,039	195,762
Subordinated notes payable	72,166	56,702
Accrued interest payable	6,375	6,273
Other liabilities	34,928	42,494

Total liabilities................................................................	2,460,670	2,123,506

Stockholders’ equity
Preferred stock...............................................................	-	-
Common stock...............................................................	116,493	108,883
Capital surplus	78,294	44,615
Restricted stock	(3,901)	(4,877)
Retained earnings	78,384	58,874
Accumulated other comprehensive income	10,234	13,827
Common stock in treasury, at cost	-	(1,311)

Total stockholders’ equity	279,504	220,011

Total liabilities and stockholders’ equity	$2,740,174	$2,343,517

Ratios:
Realized book value per share.............................................	$11.63	$9.60
Allowance for loan losses to total loans.................................	0.99%	0.98%
Allowance for loan losses to nonperforming loans.....................	434%	315%
Nonperforming loans to total loans.......................................	0.23%	0.31%

STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
	Three Months Ended,		Twelve Months Ended,
	December 31,		December 31,
(Dollars in thousands, except per share data)	2004	2003	2004	2003
Interest and dividend income
Loans, including fees	$31,555	$25,864	$113,984	$99,657
Debt securities
Taxable	2,773	3,816	12,458	16,482
Tax-exempt	2,625	2,544	10,493	9,990
Dividends	147	173	581	632
Federal funds sold	81	45	126	232
Short-term investments	13	31	40	81

Total interest and dividend income	37,194	32,473	137,682	127,074

Interest expense
Deposits	7,299	6,782	26,904	29,443
Short-term borrowings	689	415	2,055	1,599
Long-term debt	2,142	2,339	8,109	8,04415,672
Subordinated debt	891	770	3,197	2,070 9549549

Total interest expense	11,021	10,306	40,265	41,156

Net interest income	26,173	22,167	97,417	85,918

Provision for loan losses	779	881	4,438	3,697

Net interest income after provision for loan losses	25,394	21,286	92,979	82,221

Noninterest income
Trust and investment management income	2,471	2,082	9,057	5,578
Service charges on deposit accounts	1,915	1,546	6,415	5,842
Other service charges, commissions and fees	1,124	870	3,824	3,606
Brokerage fees and commissions	864	555	3,351	1,383
Insurance commissions and fees	1,846	62	4,611	323
Mortgage banking income	249	1,268	1,854	4,037
Rental income on operating leases	6,343	6,449	24,969	25,799
Other operating income	903	854	3,144	2,642
Securities gains	15	121	2,071	511

Total noninterest income	15,730	13,807	59,296	49,721

Noninterest expenses
Salaries and employee benefits	13,229	10,423	48,201	39,434
Net occupancy	1,361	1,254	5,445	4,926
Furniture and equipment	1,829	1,691	7,016	6,419
Professional services	1,284	820	4,410	3,154
Depreciation on operating lease assets	5,358	5,409	21,084	21,438
Taxes other than income	566	404	2,237	1,656
Intangible asset amortization	580	127	1,650	236
Other	4,614	4,012	17,043	15,305

Total noninterest expenses	28,821	24,140	107,086	92,568

Income before income taxes	12,303	10,953	45,189	39,374
Income tax expenses	3,319	2,960	11,860	10,315

Net income	$8,984	$7,993	$33,329	$29,059

Per share information:
Basic earnings per share	$0.40	$0.37	$1.53	$1.37
Diluted earnings per share	0.40	0.37	1.51	1.35
Dividends declared	0.16	0.14	0.62	0.56
Performance ratios:
Return on average assets	1.41%	1.38%	1.39%	1.33%
Return on average realized equity	14.82%	15.59%	15.00%	15.10%
Efficiency ratio	61.4%	58.4%	61.3%	59.2%